Exhibit 3.55

Delaware	Page 1

The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “URS NUCLEAR LLC”, FILED IN THIS OFFICE ON THE TENTH DAY OF DECEMBER, A.D. 2008, AT 1:56 O’CLOCK P.M.

4631872	8100	Harriet Smith Windsor, Secretary of State
081181851		AUTHENTICATION: 7022330
You may verify this certificate online at corp.delaware.gov/authver.shtml		DATE: 12-12-08

State of Delaware Secretary of State Division of Corporations Delivered 02:13 PM 12/10/2008 FILED 01:56 PM 12/10/2008 SRV 081181851 – 4631872 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is URS Nuclear LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                              .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 12th day of December, 2008.

By:

Authorized Person (s)

Name:	R.J. Hill